News Release

FOR RELEASE:		CONTACT:
Date	March 24, 2014	Gerry Gould, VP-Investor Relations
Time	8:00AM Eastern Time	Tel. (781) 356-9402
gerry.gould@haemonetics.com
Alt. (781) 356-9613

Haemonetics Provides Update on U.S. Whole Blood Supply Tender

March 24, 2014, Braintree, MA, USA – Haemonetics Corporation (NYSE: HAE) today announced that it was not selected to supply The American Red Cross with certain whole blood collection components. The Company was informed that a competitor was chosen to supply these products on an exclusive basis.

Haemonetics provided the following information regarding its whole blood collection kit business with The American Red Cross:

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Haemonetics currently supplies 1.8 million in-line whole blood collection kits to the American Red Cross annually; approximately 0.4 million such kits include Haemonetics’ Acrodose platelet pooling product and were not included in the tender.

•	The remaining 1.4 million kits will begin to be sourced from a competitor commencing early in fiscal 2015. Annual revenues approximating $25 million in fiscal 2014 will be impacted going forward.

•	The Company expects that, after appropriate variable cost reductions, earnings per share will be negatively impacted by approximately $0.15 annually upon transition of this business to the competitor.

Brian Concannon, Haemonetics’ President and CEO, commented: “While we are disappointed that the American Red Cross has selected a competitor to meet their needs for whole blood collection products, we are not wavering in our resolve to bring differentiating technologies to this marketplace. These include our unique SOLX® red cell storage solution, as well as continued automation of the whole blood collection process.”

It is typical of supply agreements of this nature to include options for customers to change vendors should significant technological advances occur during the course of the agreement. It is Haemonetics’ intention to bring such advances to market.

Mr. Concannon continued: “The American Red Cross remains an important customer for our apheresis and Acrodose products and we expect to continue to have an important long-term relationship with our nation’s largest blood collector. We look forward to demonstrating the value of our innovation and differentiation to all our customers.”

Additionally, the Company noted that approximately 75% of the world’s annual leukoreduced whole blood collections – the market Haemonetics participates in – are outside the U.S. Ongoing Company initiatives are lowering the cost of its whole blood collection kit, a key enabler to pursuing tenders outside the U.S.

About Haemonetics

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve patient care and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, please visit http://www.haemonetics.com.

Cautionary / Safe Harbor Language
This release contains forward-looking statements that involve risks and uncertainties, including the effects of disruption from our manufacturing transformation activities which may make it more difficult to maintain relationships with employees and timely deliver high quality products, unexpected expenses incurred during our Value Creation and Capture program, technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, demand for whole blood and blood components, product quality, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns including single-source tenders, the effect of industry consolidation as seen in the plasma and blood center markets, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive.

Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.

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